Exhibit 99.1

cogint Announces 2017 Second Quarter Financial Results

BOCA RATON, Fla. — August 9, 2017 – Cogint, Inc. (NASDAQ: COGT), a leading provider of information and data-driven, performance marketing solutions, today announced financial results for the quarter ended June 30, 2017.

“We delivered a very strong second quarter with revenues of $53 million, up 29% versus the second quarter of 2016, and Adjusted EBITDA of $4.8 million, up 54%, driven by enterprise-wide adoption of our products and solutions,” stated Derek Dubner, cogint’s CEO. “Given our innovation-driven product roadmap and the increasing momentum we experienced throughout the quarter, we are very optimistic about the second half of 2017.”

Second Quarter 2017 Financial Highlights

For the three months ended June 30, 2017, as compared to the three months ended June 30, 2016:

-Total revenue increased 29% to $53.0 million.

-Information Services revenue increased 39% to $18.6 million.

-Performance Marketing revenue increased 24% to $34.4 million.

-Gross profit margin increased 300 basis points to 31%.

-Net loss was $20.4 million (inclusive of non-recurring costs of $10.0 million and tax benefit of $0) compared to $7.2 million (inclusive of non-recurring costs of $1.7 million and tax benefit of $3.5 million).

-Adjusted EBITDA grew 54% to $4.8 million.

Second Quarter 2017 and Recent Business Highlights

-Now over 50 customers spending in excess of $1 million with us on an annualized basis.

-Integrated idiCORE™ with industry leaders in the mobile and digital authentication space, serving as a key ingredient in innovative, multi-factor identity authentication solutions.

-After a successful launch of our Pay Per Call ad format in fourth quarter 2016, continued adoption across a range of verticals with Pay Per Call generating $1.5 million in second quarter 2017.

-Leveraging our Custom Audience Identity Graph enables the communication with our audience on an even more personalized level through addressable channels, such as email, push notifications, SMS, contact centers and platforms like Facebook messenger and Google.

-Nearly 90% of our audience data is addressable to us in at least one marketing channel and more than 50% of our audience data is addressable in more than three.

Within our Information Services segment:

-Financial revenue increased to $3.0 million, up 78% year over year.

-Emerging revenue increased to $2.2 million, up 267% year over year.

-Digital revenue increased to $1.3 million, up 63% year over year.

Within our Performance Marketing segment:

-Consumer revenue increased to $8.6 million, up 93% year over year.

-Lifestyle revenue increased to $7.6 million, up 45% year over year.

-Financial revenue increased to $5.0 million, up 7% year over year.

Use of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure equal to net loss, the most directly comparable financial measure based on US GAAP, adding back interest expense, income tax benefit, depreciation and amortization, share-based payments, non-recurring legal and litigation costs, acquisition and restructuring costs, write-off of long-lived assets, and other adjustments.

Conference Call

Cogint, Inc. will host a conference call on Wednesday, August 9, 2017 at 4:30 PM ET to discuss its 2017 second quarter financial and operating results. To listen to the conference call on your telephone, please dial (866) 270-1533 for domestic callers or (412) 317-0797 for international callers. To access the live audio webcast, visit the cogint website at www.cogint.com. Please login at least 15 minutes prior to the start of the call to ensure adequate time for any downloads that may be required. Following completion of the earnings call, a recorded replay of the webcast will be available for those unable to participate. To listen to the telephone replay, please dial (877) 344-7529 or (412) 317-0088 with the replay passcode 1011117. The replay will also be available for one week on the cogint website at www.cogint.com.

About cogint™

At cogint, we believe that time is your most valuable asset. Through powerful analytics, we transform data into intelligence, in a fast and efficient manner, so that our clients can spend their time on what matters most – running their organizations with confidence. Through leading-edge, proprietary technology and a massive data repository, our data and analytical solutions harness the power of data fusion, uncovering the relevance of disparate data points and converting them into comprehensive and insightful views of people, businesses, assets and their interrelationships. We empower clients across markets and industries to better execute all aspects of their business, from managing risk, conducting investigations, identifying fraud and abuse, and collecting debts, to identifying and acquiring new customers. At cogint, we are dedicated to making the world a safer place, to reducing the cost of doing business, and to enhancing the consumer experience.

RELATED LINKS: http://www.cogint.com

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipate,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward looking statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including whether given our innovation-driven product roadmap and the increasing momentum we experienced through the 2017 second quarter, we are very optimistic about the second half of 2017. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other SEC filings. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

COGINT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	(unaudited)
	June 30, 2017	December 31, 2016
ASSETS:

Current assets:
Cash and cash equivalents	$19,248	$10,089
Accounts receivable, net of allowance for doubtful accounts of $1,091 and $790 at June 30, 2017 and December 31, 2016, respectively	32,417	30,958
Prepaid expenses and other current assets	2,963	2,053

Total current assets	54,628	43,100
Property and equipment, net	1,415	1,350
Intangible assets, net	92,814	98,531
Goodwill	166,256	166,256
Other non-current assets	2,581	2,674

Total assets	$317,694	$311,911

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Trade accounts payable	$15,173	$14,725
Accrued expenses and other current liabilities	14,771	6,981
Deferred revenue	1,108	318
Current portion of long-term debt	2,750	4,135

Total current liabilities	33,802	26,159
Promissory notes payable to certain shareholders, net	10,253	10,748
Long-term debt, net	49,910	35,130
Acquisition consideration payable in stock	10,225	10,225
Other non-current liabilities	500	—

Total liabilities	104,690	82,262

Shareholders’ equity:
Series A preferred stock—$0.0001 par value, 10,000,000 shares authorized; 0 share issued and outstanding at June 30, 2017 and December 31, 2016	—	—
Series B preferred stock—$0.0001 par value, 10,000,000 shares authorized; 0 share issued and outstanding at June 30, 2017 and December 31, 2016	—	—
Common stock—$0.0005 par value, 200,000,000 shares authorized; 55,528,094 and 53,717,996 shares issued at June 30, 2017 and December 31, 2016, respectively; and 55,180,092 and 53,557,761 shares outstanding at June 30, 2017 and December 31, 2016, respectively	28	27
Treasury stock, at cost, 348,002 and 160,235 shares at June 30, 2017 and December 31, 2016, respectively	(1,254)	(531)
Additional paid-in capital	361,595	344,384
Accumulated deficit	(147,365)	(114,231)

Total shareholders’ equity	213,004	229,649

Total liabilities and shareholders’ equity	$317,694	$311,911

COGINT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 2017		2016
Revenue	$53,024	$41,043	$103,790	$80,467
Cost of revenues (exclusive of depreciation and amortization)	36,624	29,557	71,822	58,051

Gross profit	16,400	11,486	31,968	22,416
Operating expenses:
Sales and marketing expenses	5,843	3,179	10,356	6,305
General and administrative expenses	25,067	13,167	39,573	26,534
Depreciation and amortization	3,454	2,996	6,875	5,605
Write-off of long-lived assets	—	—	3,626	—

Total operating expenses	34,364	19,342	60,430	38,444

Loss from operations	(17,964)	(7,856)	(28,462)	(16,028)
Other income (expense):
Interest expense, net	(2,445)	(1,856)	(4,672)	(3,681)
Other expenses, net	—	(976)	—	(1,273)

Total other expense	(2,445)	(2,832)	(4,672)	(4,954)

Loss before income taxes	(20,409)	(10,688)	(33,134)	(20,982)
Income taxes	—	(3,504)	—	(7,026)

Net loss	$(20,409)	$(7,184)	$(33,134)	$(13,956)

Loss per share:
Basic and diluted	$(0.37)	$(0.15)	$(0.61)	$(0.37)

Weighted average number of shares outstanding:
Basic and diluted	54,778,046	48,084,608	54,297,536	37,776,411

Comprehensive loss:
Net comprehensive loss	$(20,409)	$(7,184)	$(33,134)	$(13,956)

COGINT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands, except share data)
(unaudited)

	Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(33,134)	$(13,956)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,875	5,605
Non-cash interest expenses and related amortization	1,497	1,202
Share-based payments	16,631	14,623
Non-cash loss on exchange of warrants	—	1,273
Write-off of long-lived assets	3,626	—
Provision for bad debts	1,039	195
Deferred income tax benefit	—	(7,039)
Changes in assets and liabilities:
Accounts receivable	(2,498)	869
Prepaid expenses and other current assets	(910)	968
Other non-current assets	93	(706)
Trade accounts payable	448	(174)
Accrued expenses and other current liabilities	7,790	(1,227)
Deferred revenue	790	(491)
Other non-current liabilities	500	—

Net cash provided by operating activities	2,747	1,142

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(437)	(577)
Capitalized costs included in intangible assets	(3,831)	(5,902)
Acquisition, net of cash acquired	—	(50)

Net cash used in investing activities	(4,268)	(6,529)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of shares, net of issuance costs	—	4,664
Proceeds for debt obligations, net of debt costs	14,039	(381)
Repayments of long-term debt	(2,636)	(1,125)
Taxes paid related to net share settlement of vesting of restricted stock units	(723)	—

Net cash provided by financing activities	10,680	3,158

Net increase (decrease) in cash and cash equivalents	$9,159	$(2,229)
Cash and cash equivalents at beginning of period	10,089	13,462

Cash and cash equivalents at end of period	$19,248	$11,233

SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for interest	$3,195	$2,510
Cash paid for income taxes	$—	$—
Share-based compensation expenses capitalized in intangible assets	$581	$499
Issuance of common stock to a vendor for services rendered	$—	$131
Fair value of acquisition consideration	$—	$21,206

Use and Reconciliation of Non-GAAP Financial Measures

Management evaluates the financial performance of our business on a variety of key indicators, including adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure equal to net loss, the most directly comparable financial measure based on US GAAP, adding back interest expense, income tax benefit, depreciation and amortization, share-based payments, non-recurring legal and litigation costs, acquisition and restructuring costs, write-off of long-lived assets, and other adjustments, as noted in the tables below.

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016 2017		2016
Net loss	$(20,409)	$(7,184)	$(33,134)	$(13,956)
Interest expense, net	2,445	1,856	4,672	3,681
Income tax benefit	—	(3,504)	—	(7,026)
Depreciation and amortization	3,454	2,996	6,875	5,605
Share-based payments	9,319	7,245	16,631	14,623
Non-recurring legal and litigation costs	8,325	191	8,830	714
Acquisition and restructuring costs	1,650	525	2,318	577
Write-off of long-lived assets	—	—	3,626	—
Non-cash loss on exchange of warrants	—	976	—	1,273
Adjusted EBITDA	$4,784	$3,101	$9,818	$5,491

We present adjusted EBITDA as a supplemental measure of our operating performance because we believe it provides useful information to our investors as it eliminates the impact of certain items that we do not consider indicative of our cash operations and ongoing operating performance. In addition, we use it as an integral part of our internal reporting to measure the performance of our reportable segments, evaluate the performance of our senior management and measure the operating strength of our business.

Adjusted EBITDA is a measure frequently used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies similar to ours and is an indicator of the operational strength of our business. Adjusted EBITDA eliminates the uneven effect across all reportable segments of considerable amounts of non-cash depreciation and amortization, share-based payments and write-off of long-lived assets.

Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either operating income or net income as indicators of operating performance or to cash flows from operating activities as a measure of liquidity. The way we measure adjusted EBITDA may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

Contact Information:

Media and Investor Relations Contact:
Cogint, Inc.
Jordyn Kopin
Director, Investor Relations
646-356-8469
JKopin@cogint.com